Exhibit 99.1

March 29, 2002

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

Ladies and Gentlemen:

Arthur Andersen LLP (Andersen) has audited our financial statements for 2001.  Andersen has represented to us that:

*              the audit was subject to Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards,

*              there was appropriate continuity of Andersen personnel working on the audit, and

*              there was availability of national office consultation to conduct the relevant portions of the audit.

Sincerely,

AMERICAN RESTAURANT GROUP, INC.

/s/ Patrick J. Kelvie
Patrick J. Kelvie
Vice President, Treasurer, Secretary
and General Counsel